Exhibit 99.1

70 E. Long Lake Rd.

Bloomfield Hills, MI 48304

www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Corporation Reports Second Quarter 2022 Results

Increases 2022 Acquisition Guidance to $1.5 Billion to $1.7 Billion;

Raises 2022 Development and PCS Guidance to $75 Million to $125 Million Commenced

Bloomfield Hills, MI, August 2, 2022 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended June 30, 2022. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Second Quarter 2022 Financial and Operating Highlights:

▪	Invested approximately $430 million in 121 retail net lease properties
▪	Commenced five development or Partner Capital Solutions (“PCS”) projects
▪	Net Income per share attributable to common stockholders increased 31.7% to $0.45
▪	Core Funds from Operations (“Core FFO”) per share increased 9.7% to $0.98
▪	Adjusted Funds from Operations (“AFFO”) per share increased 10.4% to $0.97
▪	Declared a July monthly dividend of $0.234 per share, a 7.8% year-over-year increase
▪	Completed a forward equity offering of 5,750,000 shares of common stock, including the underwriters’ option to purchase additional shares, raising anticipated net proceeds of approximately $388 million
▪	Sold 1,885,880 shares of common stock via the forward component of the Company's at-the-market equity ("ATM") program for anticipated net proceeds of approximately $127 million
▪	Settled 4,667,850 shares of outstanding forward equity for net proceeds of approximately $300 million
▪	Balance sheet positioned for growth at 3.8 times proforma net debt to recurring EBITDA; 5.0 times excluding unsettled forward equity

First Half 2022 Financial and Operating Highlights:

▪	Invested a record of approximately $860 million in 228 retail net lease properties
▪	Committed a record of $74 million to 23 development or PCS projects completed or under construction
▪	Net Income per share attributable to common stockholders increased 13.7% to $0.93
▪	Core FFO per share increased 12.5% to $1.95
▪	AFFO per share increased 13.3% to $1.94
▪	Settled 8,459,814 shares of outstanding forward equity for net proceeds of approximately $551 million
▪	Declared dividends of $1.383 per share, an 8.7% year-over-year increase

Financial Results

Net Income Attributable to Common Stockholders

Net Income for the three months ended June 30, 2022 increased 52.7% to $34.1 million, compared to $22.3 million for the comparable period in 2021. Net Income per share for the three months ended June 30, 2022 increased 31.7% to $0.45, compared to $0.34 per share for the comparable period in 2021.

Net Income for the six months ended June 30, 2022 increased 30.3% to $68.4 million, compared to $52.5 million for the comparable period in 2021. Net Income per share for the six months ended June 30, 2022 increased 13.7% to $0.93, compared to $0.82 per share for the comparable period in 2021.

Core FFO

Core FFO for the three months ended June 30, 2022 increased 27.1% to $74.5 million, compared to Core FFO of $58.6 million for the comparable period in 2021. Core FFO per share for the three months ended June 30, 2022 increased 9.7% to $0.98, compared to Core FFO per share of $0.89 for the comparable period in 2021.

Core FFO for the six months ended June 30, 2022 increased 28.9% to $144.2 million, compared to Core FFO of $111.9 million for the comparable period in 2021. Core FFO per share for the six months ended June 30, 2022 increased 12.5% to $1.95, compared to Core FFO per share of $1.74 for the comparable period in 2021.

AFFO

AFFO for the three months ended June 30, 2022 increased 27.9% to $73.7 million, compared to AFFO of $57.6 million for the comparable period in 2021. AFFO per share for the three months ended June 30, 2022 increased 10.4% to $0.97, compared to AFFO per share of $0.88 for the comparable period in 2021.

AFFO for the six months ended June 30, 2022 increased 29.8% to $142.9 million, compared to AFFO of $110.1 million for the comparable period in 2021. AFFO per share for the six months ended June 30, 2022 increased 13.3% to $1.94, compared to AFFO per share of $1.71 for the comparable period in 2021.

Dividend

In the second quarter, the Company declared monthly cash dividends of $0.234 per common share for each of April, May and June 2022. The monthly dividends reflected an annualized dividend amount of $2.808 per common share, representing a 7.8% increase over the annualized dividend amount of $2.604 per common share from the second quarter of 2021. The dividends represent payout ratios of approximately 72% of both Core FFO per share and AFFO per share.

For the six months ended June 30, 2022, the Company declared monthly cash dividends totaling $1.383 per common share, an 8.7% increase over the dividends of $1.272 per common share declared for the comparable period in 2021. The dividends represent payout ratios of approximately 71% of both Core FFO per share and AFFO per share.

Subsequent to quarter end, the Company declared a monthly cash dividend of $0.234 per common share for July 2022. The monthly dividend reflects an annualized dividend amount of $2.808 per common share, representing a 7.8% increase over the annualized dividend amount of $2.604 per common share from the third quarter of 2021. The dividend is payable August 12, 2022 to stockholders of record at the close of business on July 29, 2022.

CEO Comments

"We are extremely pleased with our performance during the first half of the year," said Joey Agree, President and Chief Executive Officer. “With our record year-to-date investment activity, strong pipeline and superior cost of capital, we are increasing our full-year acquisition guidance to a range of $1.5 billion to $1.7 billion. While increasing our acquisition guidance, we will continue to maintain our rigorous underwriting standards and focus on superior real estate leased to leading retailers. Given our strong balance sheet position and vast liquidity, we remain poised to take advantage of opportunities in a dynamic market.”

Portfolio Update

As of June 30, 2022, the Company’s portfolio consisted of 1,607 properties located in 48 states and contained approximately 33.8 million square feet of gross leasable area.

At quarter-end, the portfolio was 99.6% leased and had a weighted-average remaining lease term of approximately 9.0 years. Investment grade retailers represented 67.5% of annualized base rents.

Ground Lease Portfolio

During the quarter, the Company acquired eight ground leases for an aggregate purchase price of approximately $22.6 million, representing 5.1% of annualized base rents acquired.

As of June 30, 2022, the Company’s ground lease portfolio consisted of 193 leases located in 32 states and totaled approximately 5.1 million square feet of gross leasable area. Properties ground leased to tenants represented approximately 13.0% of annualized base rents.

At quarter end, the ground lease portfolio was fully occupied and had a weighted-average remaining lease term of approximately 11.8 years. Investment grade retailers represented 88.7% of annualized base rents.

Acquisitions

Acquisition volume for the second quarter totaled $420.4 million and included 99 properties net leased to leading retailers operating in sectors including general merchandise, tire and auto service, home improvement, consumer electronics, and auto parts. The acquired properties are located in 33 states and leased to tenants operating in 21 sectors.

The properties were acquired at a weighted-average capitalization rate of 6.2% and had a weighted-average remaining lease term of 10.0 years. Approximately 54.5% of annualized base rents acquired were generated from investment grade retail tenants.

For the six months ended June 30, 2022, total acquisition volume was $827.6 million. The 205 acquired properties are located in 40 states and leased to tenants who operate in 25 retail sectors. The properties were acquired at a weighted-average capitalization rate of 6.1% and had a weighted-average remaining lease term of approximately 9.6 years. Approximately 65.8% of annualized base rents were generated from investment grade retail tenants.

The Company's outlook for acquisition volume for the full-year 2022 is being increased to a range of $1.5 billion to $1.7 billion of high-quality retail net lease properties, from a previous range of $1.4 billion to $1.6 billion.

Dispositions

During the three months ended June 30, 2022, the Company sold four properties for gross proceeds of approximately $16.6 million. The dispositions were completed at a capitalization rate of 7.0% and included the previously disclosed LA Fitness in Houston, Texas. During the six months ended June 30, 2022, the Company sold five properties for total gross proceeds of $24.8 million. The weighted-average capitalization rate of the dispositions was 6.0%.

The Company's disposition guidance for 2022 remains between $25 million and $75 million.

Development and PCS

During the quarter, the Company commenced five development and PCS projects, with total anticipated costs of approximately $16.5 million. The projects include a Sunbelt Rentals in Roxana, Illinois and three Gerber Collision projects in Huntley, Illinois; Johnson City, New York; and Springfield, Missouri.

The Company completed its development with Gerber Collision in Pooler, Georgia, while construction continued on the Sunbelt Rentals in St. Louis, Missouri; the Burlington in Turnersville, New Jersey; and 14 geographically diverse Gerber Collision projects.

For the six months ended June 30, 2022, the Company had a record 23 development or PCS projects completed or under construction. Anticipated total costs are approximately $74.0 million, including $39.5 million of costs incurred to date. For the full-year 2022, the Company anticipates commencing between $75 million and $125 million of development and PCS projects, up from a previous range of $50 million to $100 million.

The following table presents the Company’s 23 development or PCS projects as of June 30, 2022:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status
7-Eleven	Saginaw, MI	Build-to-Suit	15 years	Q1 2022	Complete
Gerber Collision	Pooler, GA	Build-to-Suit	15 years	Q2 2022	Complete
Gerber Collision	Janesville, WI	Build-to-Suit	15 years	Q3 2022	Under Construction
Gerber Collision	Lake Park, FL	Build-to-Suit	15 years	Q3 2022	Under Construction
Gerber Collision	New Port Richey, FL	Build-to-Suit	15 years	Q3 2022	Under Construction
Gerber Collision	Johnson City, NY	Build-to-Suit	15 years	Q4 2022	Under Construction
Gerber Collision	Ocala, FL	Build-to-Suit	15 years	Q4 2022	Under Construction
Sunbelt Rentals	Roxana, IL	Build-to-Suit	10 years	Q4 2022	Under Construction
Sunbelt Rentals	St. Louis, MO	Build-to-Suit	7 years	Q4 2022	Under Construction
Burlington	Turnersville, NJ	Build-to-Suit	10 years	Q1 2023	Under Construction
Gerber Collision	Fort Wayne, IN	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	Joplin, MO	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	Kimberly, WI	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	Lake Charles, LA	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	McDonough, GA	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	Toledo, OH	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	Venice, FL	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	Winterville, NC	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	Woodstock, IL	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	Yorkville, IL	Build-to-Suit	15 years	Q1 2023	Under Construction
Old Navy	Searcy, AR	Build-to-Suit	7 years	Q1 2023	Under Construction
Gerber Collision	Huntley, IL	Build-to-Suit	15 years	Q2 2023	Under Construction
Gerber Collision	Springfield, MO	Build-to-Suit	15 years	Q2 2023	Under Construction

Leasing Activity and Expirations

During the second quarter, the Company executed new leases, extensions or options on approximately 102,000 square feet of gross leasable area throughout the existing portfolio.

For the six months ended June 30, 2022, the Company executed new leases, extensions or options on approximately 460,000 square feet of gross leasable area throughout the existing portfolio.

As of June 30, 2022, the Company’s 2022 lease maturities represented 0.1% of annualized base rents. The following table presents contractual lease expirations, assuming no tenants exercise their renewal options, within the Company’s portfolio as of June 30, 2022:

Year	Leases	Annualized Base Rent (1)	% of ABR	Gross Leasable Area (“GLA”)	% of GLA
2022	4	501	0.1%	24	0.1%
2023	48	8,715	2.1%	1,009	3.0%
2024	44	13,572	3.2%	1,581	4.7%
2025	65	15,452	3.7%	1,510	4.5%
2026	108	23,495	5.6%	2,485	7.3%
2027	118	27,346	6.5%	2,472	7.3%
2028	122	32,149	7.6%	2,834	8.4%
2029	152	42,697	10.1%	4,210	12.4%
2030	242	50,585	12.0%	3,837	11.3%
2031	153	37,053	8.8%	2,718	8.0%
Thereafter	679	170,296	40.3%	11,158	33.0%
Total Portfolio	1,735	$421,861	100.0%	33,838	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of June 30, 2022 but that had not yet commenced. Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent (“ABR”) represents the annualized amount of contractual minimum rent required by tenant lease agreements as of June 30, 2022, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with generally accepted accounting principles (“GAAP”). The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

Top Tenants

As of June 30, 2022, LA Fitness is no longer among the Company's top tenants. The Company added Goodyear to its top tenants during the second quarter of 2022. The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of June 30, 2022:

Tenant	Annualized Base Rent(1)	% of ABR
Walmart	$30,281	7.2%
Tractor Supply	17,954	4.3%
Dollar General	16,629	3.9%
Best Buy	16,588	3.9%
TJX Companies	13,047	3.1%
O'Reilly Auto Parts	12,419	2.9%
CVS	12,240	2.9%
Hobby Lobby	11,498	2.7%
Lowe's	10,852	2.6%
Kroger	10,798	2.6%
Sherwin-Williams	10,739	2.5%
Burlington	10,435	2.5%
Dollar Tree	9,927	2.4%
Wawa	9,636	2.3%
Sunbelt Rentals	9,275	2.2%
Home Depot	8,877	2.1%
TBC Corporation	8,291	2.0%
Goodyear	7,578	1.8%
AutoZone	7,297	1.7%
Other(2)	187,500	44.4%
Total Portfolio	$421,861	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.
Bolded and italicized tenants represent additions for the three months ended June 30, 2022.
(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.
(2)	Includes tenants generating less than 1.5% of Annualized Base Rent.

Retail Sectors

The following table presents annualized base rents for all of the Company’s retail sectors as of June 30, 2022:

Sector	Annualized Base Rent(1)	% of ABR
Tire and Auto Service	$39,737	9.4%
Grocery Stores	39,488	9.4%
Home Improvement	38,912	9.2%
Convenience Stores	31,133	7.4%
General Merchandise	28,864	6.8%
Off-Price Retail	25,706	6.1%
Dollar Stores	25,266	6.0%
Auto Parts	24,456	5.8%
Farm and Rural Supply	20,067	4.8%
Pharmacy	18,906	4.5%
Consumer Electronics	18,388	4.4%
Crafts and Novelties	13,728	3.3%
Equipment Rental	9,602	2.3%
Warehouse Clubs	9,412	2.2%
Health Services	8,787	2.1%
Restaurants - Quick Service	7,929	1.9%
Discount Stores	7,924	1.9%
Health and Fitness	7,248	1.7%
Dealerships	6,475	1.5%
Home Furnishings	6,322	1.5%
Restaurants - Casual Dining	4,731	1.1%
Specialty Retail	4,517	1.1%
Sporting Goods	4,257	1.0%
Financial Services	4,062	1.0%
Theaters	3,854	0.9%
Pet Supplies	2,604	0.6%
Entertainment Retail	2,323	0.5%
Beauty and Cosmetics	2,208	0.5%
Shoes	1,628	0.4%
Apparel	1,335	0.3%
Miscellaneous	1,132	0.2%
Office Supplies	860	0.2%
Total Portfolio	$421,861	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.
(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company’s total annualized base rent as of June 30, 2022:

State	Annualized Base Rent(1)	% of ABR
Texas	$29,291	6.9%
North Carolina	24,087	5.7%
Florida	23,809	5.6%
Ohio	23,448	5.6%
Illinois	22,520	5.3%
Michigan	21,911	5.2%
New Jersey	21,249	5.0%
Pennsylvania	20,470	4.9%
California	17,088	4.1%
New York	16,788	4.0%
Georgia	14,143	3.4%
Virginia	13,196	3.1%
Connecticut	12,430	2.9%
Wisconsin	11,383	2.7%
Other(2)	150,048	35.6%
Total Portfolio	$421,861	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.
(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.
(2)	Includes states generating less than 2.5% of Annualized Base Rent.

Capital Markets and Balance Sheet

Capital Markets

In May 2022, the Company completed a follow-on public offering of 5,750,000 shares of common stock, including the full exercise of the underwriters' option to purchase additional shares, in connection with forward sale agreements. Upon settlement, the offering is anticipated to raise net proceeds of approximately $388.0 million after deducting fees and expenses and making certain other adjustments as provided in the equity distribution agreements. To date, the Company has not received any proceeds from the sale of shares of its common stock by the forward purchasers.

During the second quarter, the Company also entered into forward sale agreements in connection with its ATM program to sell an aggregate of 1,885,880 shares of common stock for anticipated net proceeds of approximately $127.1 million.

The Company settled 4,667,850 shares under existing forward sale agreements and received net proceeds of approximately $300.3 million during the second quarter. At quarter end, the Company had 7,051,362 shares remaining to be settled under existing forward sale agreements, which are anticipated to raise net proceeds of approximately $475.8 million upon settlement.

The following table presents the Company’s outstanding forward equity offerings as of June 30, 2022:

Forward Equity Offerings	Shares Sold	Shares Settled	Shares Remaining	Net Proceeds Received	Anticipated Net Proceeds Remaining
Q2 2022 ATM Forward Offerings	1,885,880	584,518	1,301,362	39,277,710	$87,775,202
May 2022 Forward Offering	5,750,000	-	5,750,000	-	$387,993,325
Total Forward Equity Offerings	7,635,880	584,518	7,051,362	39,277,710	$475,768,527

Balance Sheet

As of June 30, 2022, the Company’s net debt to recurring EBITDA was 5.0 times. The Company’s proforma net debt to recurring EBITDA was 3.8 times when deducting the $475.8 million of anticipated net proceeds from the outstanding forward equity offerings from the Company’s net debt of $1.9 billion at quarter end. The Company’s fixed charge coverage ratio was 5.1 times as of the end of the second quarter.

The Company’s total debt to enterprise value was 24.8% as of June 30, 2022. Enterprise value is calculated as the sum of net debt, the liquidation value of the Company’s preferred stock, and the market value of the Company’s outstanding shares of common stock, assuming conversion of Agree Limited Partnership (the “Operating Partnership” or “OP”) common units into common stock of the Company.

For the three and six months ended June 30, 2022, the Company's fully diluted weighted-average shares outstanding were 75.6 million and 73.5 million, respectively. The basic weighted-average shares outstanding for the three and six months ended June 30, 2022 were 75.0 million and 73.1 million, respectively.

For the three and six months ended June 30, 2022, the Company's fully diluted weighted-average shares and units outstanding were 75.9 million and 73.8 million, respectively. The basic weighted-average shares and units outstanding for the three and six months ended June 30, 2022 were 75.4 million and 73.5 million, respectively.

The Company's assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of June 30, 2022, there were 347,619 Operating Partnership common units outstanding and the Company held a 99.6% common interest in the Operating Partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Wednesday, August 3, 2022 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Investors section of the website. A replay of the conference call webcast will be archived and available online through the Investors section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of June 30, 2022, the Company owned and operated a portfolio of 1,607 properties, located in all 48 continental states and containing approximately 33.8 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about projected financial and operating results, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors, however, is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the financial condition, results of operations, cash flows and performance of the Company and its tenants, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in the Company’s Annual Report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission (the “SEC”), as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of COVID-19. Additional important factors, among others, that may cause the Company’s actual results to vary include the general deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, the Company’s continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices for occupied properties.

References to “Core FFO” and “AFFO” in this press release are representative of Core FFO attributable to OP common unitholders and AFFO attributable to OP common unitholders. Detailed calculations for these measures are shown in the Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO table as “Core Funds From Operations – OP Common Unitholders” and “Adjusted Funds from Operations – OP Common Unitholders”.

###

Contact:

Peter Coughenour

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

Agree Realty Corporation

Consolidated Balance Sheet

($ in thousands, except share and per-share data)

(Unaudited)

	June 30, 2022	December 31, 2021
Assets:
Real Estate Investments:
Land	$1,762,244	$1,559,434
Buildings	3,560,694	3,034,391
Accumulated depreciation	(274,323)	(233,862)
Property under development	43,051	7,148
Net real estate investments	5,091,666	4,367,111
Real estate held for sale, net	-	5,676
Cash and cash equivalents	26,267	43,252
Cash held in escrows	840	1,998
Accounts receivable - tenants, net	61,406	53,442
Lease Intangibles, net of accumulated amortization of $218,540 and $180,532 at June 30, 2022 and December 31, 2021, respectively	739,319	672,020
Other assets, net	118,734	83,407
Total Assets	$6,038,232	$5,226,906

Liabilities:
Mortgage notes payable, net	$71,824	$32,429
Senior unsecured notes, net	1,496,101	1,495,200
Unsecured revolving credit facility	370,000	160,000
Dividends and distributions payable	19,385	16,881
Accounts payable, accrued expenses and other liabilities	70,338	70,005
Lease intangibles, net of accumulated amortization of $32,720 and $29,726 at June 30, 2022 and December 31, 2021, respectively	36,344	33,075
Total Liabilities	$2,063,992	$1,807,590

Equity:
Preferred Stock, $.0001 par value per share, 4,000,000 shares authorized, 7,000 shares Series A outstanding, at stated liquidation value of $25,000 per share, at June 30, 2022 and December 31, 2021	175,000	175,000
Common stock, $.0001 par value, 180,000,000 shares authorized, 79,842,743 and 71,285,311 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	8	7
Additional paid-in capital	3,948,547	3,395,549
Dividends in excess of net income	(182,518)	(147,366)
Accumulated other comprehensive income (loss)	31,547	(5,503)
Total Equity - Agree Realty Corporation	$3,972,584	$3,417,687
Non-controlling interest	1,656	1,629
Total Equity	$3,974,240	$3,419,316
Total Liabilities and Equity	$6,038,232	$5,226,906

Agree Realty Corporation

Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Revenues
Rental Income	$104,793	$82,494	$203,105	$160,253
Other	83	52	113	121
Total Revenues	$104,876	$82,546	$203,218	$160,374

Operating Expenses
Real estate taxes	$7,979	$6,158	$15,591	$11,855
Property operating expenses	4,541	3,214	9,018	6,755
Land lease expense	407	389	809	736
General and administrative	7,651	6,241	15,272	13,118
Depreciation and amortization	31,950	23,188	60,510	44,676
Provision for impairment	-	-	1,015	-
Total Operating Expenses	$52,528	$39,190	$102,215	$77,140

Gain (loss) on sale of assets, net	17	6,767	2,326	9,712
Gain (loss) on involuntary conversion, net	(25)	(14)	(50)	103

Income from Operations	$52,340	$50,109	$103,279	$93,049

Other (Expense) Income
Interest expense, net	$(15,512)	$(12,549)	$(29,442)	$(24,202)
Income tax (expense) benefit	(698)	(485)	(1,418)	(1,494)
Loss on early extinguishment of term loans and settlement of related interest rate swaps	-	(14,614)	-	(14,614)

Net Income	$36,130	$22,461	$72,419	$52,739

Less Net Income Attributable to Non-Controlling Interest	157	114	333	280

Net Income Attributable to Agree Realty Corporation	$35,973	$22,347	$72,086	$52,459

Less Series A Preferred Stock Dividends	1,859	-	3,718	-

Net Income Attributable to Common Stockholders	$34,114	$22,347	$68,368	$52,459

Net Income Per Share Attributable to Common Stockholders
Basic	$0.45	$0.34	$0.93	$0.82
Diluted	$0.45	$0.34	$0.93	$0.82

Other Comprehensive Income
Net Income	$36,130	$22,461	$72,419	$52,739
Amortization of interest rate swaps	82	287	164	787
Change in fair value and settlement of interest rate swaps	16,481	2,230	37,062	27,376
Total Comprehensive Income (Loss)	52,693	24,978	109,645	80,902
Comprehensive Income Attributable to Non-Controlling Interest	(233)	(128)	(509)	(294)
Comprehensive Income Attributable to Agree Realty Corporation	$52,460	$24,850	$109,136	$80,608

Weighted Average Number of Common Shares Outstanding - Basic	75,037,920	64,835,984	73,145,097	63,838,070
Weighted Average Number of Common Shares Outstanding - Diluted	75,570,089	65,185,604	73,474,930	64,079,697

Agree Realty Corporation

Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net Income	$36,130	$22,461	$72,419	$52,739
Less Series A Preferred Stock Dividends	1,859	-	3,718	-
Net Income attributable to OP Common Unitholders	34,271	22,461	68,701	52,739
Depreciation of rental real estate assets	21,299	16,127	40,768	31,419
Amortization of lease intangibles - in-place leases and leasing costs	10,550	6,905	19,472	12,955
Provision for impairment	-	-	1,015	-
(Gain) loss on sale or involuntary conversion of assets, net	8	(6,753)	(2,276)	(9,815)
Funds from Operations - OP Common Unitholders	$66,128	$38,740	$127,680	$87,298
Loss on extinguishment of debt and settlement of related hedges	-	14,614	-	14,614
Amortization of above (below) market lease intangibles, net and assumed mortgage debt discount	8,369	5,260	16,547	10,015
Core Funds from Operations - OP Common Unitholders	$74,497	$58,614	$144,227	$111,927
Straight-line accrued rent	(3,095)	(2,967)	(6,230)	(5,564)
Stock based compensation expense	1,743	1,617	3,378	2,981
Amortization of financing costs	492	221	1,281	489
Non-real estate depreciation	101	156	268	302
Adjusted Funds from Operations - OP Common Unitholders	$73,738	$57,641	$142,924	$110,135

Funds from Operations Per Common Share and OP Unit - Basic	$0.88	$0.59	$1.74	$1.36
Funds from Operations Per Common Share and OP Unit - Diluted	$0.87	$0.59	$1.73	$1.35

Core Funds from Operations Per Common Share and OP Unit - Basic	$0.99	$0.90	$1.96	$1.74
Core Funds from Operations Per Common Share and OP Unit - Diluted	$0.98	$0.89	$1.95	$1.74

Adjusted Funds from Operations Per Common Share and OP Unit - Basic	$0.98	$0.88	$1.94	$1.72
Adjusted Funds from Operations Per Common Share and OP Unit - Diluted	$0.97	$0.88	$1.94	$1.71

Weighted Average Number of Common Shares and OP Units Outstanding - Basic	75,385,539	65,183,603	73,492,716	64,185,689
Weighted Average Number of Common Shares and OP Units Outstanding - Diluted	75,917,708	65,533,223	73,822,549	64,427,316

Additional supplemental disclosure
Scheduled principal repayments	$211	$198	$418	$393
Capitalized interest	150	88	262	163
Capitalized building improvements	2,743	2,280	3,843	2,454

Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”)

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)

The Company defines Core FFO as Nareit FFO with the addback of (i) noncash amortization of acquisition purchase price related to above- and below- market lease intangibles and discount on assumed debt and (ii) certain infrequently occurring items that reduce or increase net income in accordance with GAAP. Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles.  Unlike many of its peers, the Company has acquired the substantial majority of its net-leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)

AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation

Reconciliation of Net Debt to Recurring EBITDA

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended June 30,
	2022
Net Income	$36,130
Interest expense, net	15,512
Income tax expense	698
Depreciation of rental real estate assets	21,299
Amortization of lease intangibles - in-place leases and leasing costs	10,550
Non-real estate depreciation	101
(Gain) loss on sale or involuntary conversion of assets, net	8
EBITDAre	$84,298

Run-Rate Impact of Investment, Disposition and Leasing Activity	$4,104
Amortization of above (below) market lease intangibles, net	8,311
Recurring EBITDA	$96,713

Annualized Recurring EBITDA	$386,852

Total Debt	$1,954,467
Cash, cash equivalents and cash held in escrows	(27,107)
Net Debt	$1,927,360

Net Debt to Recurring EBITDA	5.0	x

Net Debt	$1,927,360
Anticipated Net Proceeds from ATM Forward Offerings	(87,775)
Anticipated Net Proceeds from May 2022 Forward Offering	(387,993)
Proforma Net Debt	$1,451,592

Proforma Net Debt to Recurring EBITDA	3.8	x

Non-GAAP Financial Measures

EBITDAre

EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA

The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Net Debt

The Company defines Net Debt as total debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measure of Net Debt to be a key supplemental measure of the Company's overall liquidity, capital structure and leverage. The Company considers Net Debt a key supplemental measure because it provides industry analysts, lenders and investors useful information in understanding our financial condition. The Company’s calculation of Net Debt may not be comparable to Net Debt reported by other REITs that interpret the definition differently than the Company.  The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the Forward Offerings on the Company’s capital structure, its future borrowing capacity, and its ability to service its debt.

Forward Offerings

The Company has 1,301,362 shares remaining to be settled under the ATM Forward Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $87.8 million based on the applicable forward sale prices as of June 30, 2022. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the ATM Forward Offerings by certain dates in May 2023. In addition, in May 2022, the Company completed an underwritten public offering of 5,750,000 shares of common stock, including the full exercise of the underwriters' option to purchase additional shares, in connection with forward sale agreements. Upon settlement, the May 2022 Forward Offering is anticipated to raise net proceeds of approximately $388.0 million based on the applicable forward sale price as of June 30, 2022. The Company is contractually obligated to settle the offering by May 2023.

Agree Realty Corporation

Rental Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Rental Income Source(1)
Minimum rents(2)	$98,239	$76,200	$189,680	$147,432
Percentage rents(2)	88	6	723	491
Operating cost reimbursement(2)	11,682	8,581	22,961	16,781
Straight-line rental adjustments(3)	3,095	2,967	6,230	5,564
Amortization of (above) below market lease intangibles(4)	(8,311)	(5,260)	(16,489)	(10,015)
Total Rental Income	$104,793	$82,494	$203,105	$160,253

(1)   The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019.  The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations.  The purpose of this table is to provide additional supplementary detail of Rental Income.

(2)   Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting.  The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3)   Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4)   In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property.